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Exhibit 21.1

SUBSIDIARIES

1.    First Regional Bank, a California corporation (wholly owned by First Regional Bancorp);

2.    First Regional Statutory Trust I (a statutory trust organized under the laws of the State of Connecticut and wholly owned by First Regional Bancorp);

3.    First Regional Statutory Trust II (a statutory trust organized under the laws of the State of Connecticut and wholly owned by First Regional Bancorp);

4.    Trust Administration Services Corp., a California corporation (wholly owned by First Regional Bank).

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  Exhibit 21.1
SUBSIDIARIES